SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )*


                           RESTORATION HARDWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   760981 10 0
                    -----------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 pages

---------------------
CUSIP NO. 760981 10 0
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Rohit M. Desai

--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  [  ]

                                                                       (b)  [X ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER
  NUMBER OF              911,452
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.  SHARED VOTING POWER
  OWNED BY               0
    EACH          --------------------------------------------------------------
 REPORTING        7.  SOLE DISPOSITIVE POWER
   PERSON                911,452
    WITH          --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  911,452
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------


                               Page 2 of 7 pages

CUSIP NO.  760981 10 0

ITEM 1.

     (a)  Name of Issuer: Restoration Hardware, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

               15 Koch Road, Suite J
               Corte Madera, CA 94925

ITEM 2.

     (a)  Name of Person Filing:

               Rohit M. Desai

     (b) Address of Principal Business Office or, if none, Residence

               540 Madison Avenue
               New York, NY 10022

     (c)  Citizenship:

               U.S.A.

     (d)  Title of Class of Securities:

               Common Stock, par value $0.0001 per share

     (e)  CUSIP Number: 760981 10 0

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
         RULE 13D-1(B), OR 13D-2(B), CHECK
         WHETHER THE PERSON IS A:

         N/A

     (a) [_] Broker or Dealer registered under Section 15 of the Act



                               Page 3 of 7 pages

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance Company as defined in section
               3(a)(19) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

     (e)  [_]  Investment Adviser registered under section
               203 of the Investment Advisers Act of 1940
               - For Desai Capital only

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see ss.240.13d-1(b)(1)(ii)(F)

     (g)  [_]  Parent Holding Company, in accordance with ss.
               240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [_]  Group, in accordance with
               ss. 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned:

             911,452

     (b)  Percent of Class:

             5.3%



                               Page 4 of 7 pages

     (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:

                     911,452

            (ii)  shared power to vote or to direct the
                  vote: 0

           (iii)  sole power to dispose or direct the
                  disposition of:

                     911,452

            (iv)  shared power to dispose or direct the
                  disposition of: 0

         Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, Rohit
M. Desai hereby declares that the filing of this Statement shall not be construed as an admission that any person other than PEI III or ELI-II is the beneficial owner of any securities covered by this Statement.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].



                               Page 5 of 7 pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON.
         N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE
         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
         REPORTED ON BY THE PARENT HOLDING COMPANY OR
         CONTROL PERSON.
         See Exhibit A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
         THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10. CERTIFICATIONS

         N/A


                               Page 6 of 7 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 30, 2001


                                             /s/ Rohit M. Desai
                                             --------------------------
                                             Rohit M. Desai






                               Page 7 of 7 pages

                                  EXHIBIT INDEX

         Exhibit        Description
         ---------------------------------

         Exhibit A      Identification and Classification of
                        the Subsidiary Which Acquired the Security
                        Being Reported on by the Parent Holding
                        Company or Control Person